Exhibit 10.8

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

by and between

MSD International GmbH,

and

Intensity Therapeutics, Inc.

Dated: June 21, 2019

i

6.	Term and Termination.		12
	6.1.	Term	12
	6.2.	MSD Termination for Safety	12
	6.3.	Termination for Material Breach	12
	6.4.	Termination for Patient Safety	13
	6.5.	Termination for Regulatory Action; Other Reasons	13
	6.6.	Termination related to Anti-Corruption Obligations	13
	6.7.	Return of MSD Compound	13
	6.8.	Survival	13
	6.9.	No Prejudice	13
	6.10.	Confidential Information	13
	6.11.	Manufacturing Costs	14

7.	Costs of Study		14

8.	Supply and Use of the Compounds		14
	8.1.	Supply of the Compounds	14
	8.2.	Clinical Quality Agreement	14
	8.3.	Minimum Shelf Life Requirements	14
	8.4.	Provision of Compounds	14
	8.5.	Labeling and Packaging; Use, Handling and Storage	14
	8.6.	Product Specifications	15
	8.7.	Changes to Manufacturing	15
	8.8.	Product Testing; Noncompliance	15
	8.9.	Investigations	16
	8.10.	Shortage; Allocation	16
	8.11.	Records; Audit Rights	16
	8.12.	Quality	16
	8.13.	Quality Control	16
	8.14.	Audits and Inspections	16
	8.15.	Recalls	16
	8.16.	VAT	16

9.	Confidentiality		17
	9.1.	Confidential Information	17
	9.2.	Inventions	17
	9.3.	Personal Identifiable Data	17
	9.4.	Publicity/Use of Names	17

10.	Intellectual Property		17
	10.1.	Joint Ownership, Prosecution and Enforcement	19
	10.2.	Inventions Owned by Intensity	19
	10.3.	Inventions Owned by MSD	19
	10.4.	Mutual Freedom to Operate for Combination Inventions	19
	10.5.	Ownership of Other Inventions	19

11.	Reprints; Rights of Cross-Reference		19

12.	Publications; Press Releases		19
	12.1.	Clinical Trial Registry	19
	12.2.	Publication	20
	12.3.	Press Releases	20

13.	Representations and Warranties; Disclaimers		20
	13.1.	Due Authorization	20
	13.2.	Compounds	20
	13.3.	Results	20
	13.4.	Anti-Corruption	21
	13.5.	DISCLAIMER	22

14.	Insurance; Indemnification; Limitation of Liability		22
	14.1.	Insurance	22
	14.2.	Indemnification	22
	14.3.	LIMITATION OF LIABILITY	23

15.	Use of Name		23

16.	Force Majeure		23

17.	Entire Agreement; Amendment; Waiver		23

18.	Assignment and Affiliates		23

19.	Invalid Provision		23

20.	No Additional Obligations		23

21.	Governing Law; Dispute Resolution		24

22.	Notices		24

23.	Relationship of the Parties		24

24.	Counterparts and Due Execution		25

25.	Construction		25

Appendices
Appendix A	– Protocol Synopsis
Appendix B	– Supply of Compound
Appendix C	– Form of Intensity Press Release

Schedules
Schedule I	– Data Sharing Schedule
Schedule II	– Sample Testing Schedule

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), is entered into as of June 21, 2019 (the “Effective Date”), by and between MSD International GmbH, having a place of business at Weystrasse 20, 6000 Luzern 6, Switzerland (“MSD”), and Intensity Therapeutics, Inc., having a place of business at 61 Wilton Road, 3rd Floor, Westport, CT 06880 USA (“Intensity”). MSD and Intensity are each referred to herein individually as “Party” and collectively as “Parties”.

RECITALS

A. MSD holds intellectual property rights with respect to the MSD Compound (as defined below).

B. Intensity is developing the Intensity Compound (as defined below) for the treatment of certain tumor types.

C. MSD is developing the MSD Compound for the treatment of certain tumor types.

D. Intensity desires to sponsor a clinical trial in which the Intensity Compound and the MSD Compound would be dosed concurrently or in combination.

E. MSD and Intensity, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the MSD Compound and the Intensity Compound for the Study (as defined below).

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1.    Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1. “Affiliate” means, with respect to either Party, a firm, corporation or other entity that, now or hereafter, directly or indirectly owns or controls said Party, or, now or hereafter, is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” as used in this definition means (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity or (b) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2. “Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.

1.3. “Alliance Manager” has the meaning set forth in Section 3.10.3.

1.4. “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including cGMP and GCP (each as defined below); Data Protection Law; export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; and anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers.

1.5. “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law to be closed.

1.6. “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.

1.7. “Clinical Data” means all data (including raw data) and results generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction, in the course of the performance of the Study. Notwithstanding the foregoing, Clinical Data does not include [***]. For clarity, Clinical Data excludes [***].

1.8. “Clinical Quality Agreement” has the meaning set forth in Section 8.2.

1.9. “Clinical Safety Data” means all safety and tolerability data from the Monotherapy Arm(s) of the Intensity Clinical Trial involving the Intensity Compound, which data is presented at Intensity’s safety review meeting and include safety reports containing information on adverse events, SAEs, and any FDA-reporting requirements, including summary tables of laboratory and radiographic data.

1.10. “CMC” means “Chemistry Manufacturing and Controls” as such term of art is used in the pharmaceutical industry.

1.11. “Combination” means the use or method of using the Intensity Compound and the MSD Compound [***].

1.12. “Compounds” means the Intensity Compound and the MSD Compound. A “Compound” means either the Intensity Compound or the MSD Compound, as applicable.

1.13. “Confidential Information” means any information (including personal data), Know-How or other proprietary information or materials furnished to one Party (“Receiving Party”) by or on behalf of the other Party (“Disclosing Party”) in connection with this Agreement, except to the extent that [***]such information or materials: (a) were already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as demonstrated by competent evidence; (b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) were disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or (e) were subsequently developed by the Receiving Party without use of the Disclosing Party Confidential Information[***].

1.14. “Continuing Party” has the meaning set forth in Section 10.1.1(c).

1.15. “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns, or has a license to [***] such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein [***].

1.16. “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

1.17. “Data Protection Agreement” has the meaning set forth in Section 3.6.

1.18. “Data Protection Law” means any applicable data protection or privacy laws to which a Party, as applicable, is subject in connection with this Agreement.

1.19. “Data Sharing Schedule” means the schedule attached hereto as Schedule I.

1.20. “Defending Party” has the meaning set forth in Section 14.2.3.

1.21. “Delivery” with respect to the MSD Compound has the meaning set forth in Section 8.4.1, and with respect to the Intensity Compound, the meaning set forth in Section 8.4.2.

1.22. “Direct Manufacturing Costs” has the meaning set forth in Section 6.11.

1.23. “Disclosing Party” has the meaning set forth in the definition of Confidential Information.

1.24. “Disposition Package” has the meaning set forth in Section 8.8.1.

1.25. “Effective Date” has the meaning set forth in the preamble.

1.26. “EMA” has the meaning set forth in the definition of Applicable Law.

1.27. “Exclusions List” has the meaning set forth in the definition of Violation.

1.28. “FDA” has the meaning set forth in the definition of Applicable Law.

1.29. “Filing Party” has the meaning set forth in Section 10.1.1(c).

1.30. “Final Study Report” has the meaning set forth in Section 3.11.2.

1.31. “Force Majeure” has the meaning set forth Section 16.

1.32. “GAAP” has the meaning set forth in Section 6.11.

1.33. “GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.

1.34. “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any Person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of either of the Parties.

1.35. “IND” means any Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with Regulatory Authorities in the European Union.

1.36. “Indication” means [***].

1.37. “Indirect Manufacturing Costs” has the meaning set forth in Section 6.11.

1.38. “Intensity” has the meaning set forth in the preamble.

1.39. “Intensity Background Patents” has the meaning set forth in Section 10.4.1.

1.40. “Intensity Class Compound” means [***].

1.41. “Intensity Clinical Trial” means the Phase 1/2 clinical trial referred to as protocol IT-01 to evaluate the Intensity Compound as a monotherapy, in combination with the MSD Compound, and, if applicable, in combination with one or more Third Party Compounds; in each case, in adult patients with advanced refractory cancers.

1.42. “Intensity Compound” means INT230-6, a combination of low dose cisplatin, vinblastine and a cell penetration excipient, combined in a fixed ratio[***].

1.43. “Intensity Inventions” has the meaning set forth in Section 10.2.

1.44. “Inventions” means all inventions and discoveries, whether or not patentable, that are made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together[***].

1.45. “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.10.1.

1.46. “Joint Patent Application” has the meaning set forth in Section 10.1.1(c).

1.47. “Joint Patent” means a Patent that issues from a Joint Patent Application.

1.48. “Jointly Owned Invention” has the meaning set forth in Section 10.1.1(a).

1.49. “Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information; in each case, (i) whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable and (ii) that is not generally known or otherwise in the public domain.

1.50. “Liability” has the meaning set forth in Section 14.2.1.

1.51. “Manufacture,” “Manufactured,” or “Manufacturing” means all activities related to the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.52. “Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Clinical Quality Agreement.

1.53. “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.7.

1.54. “Monotherapy Arm(s)” means only that arm or those arms of the Intensity Clinical Trial in which the Intensity Compound is dosed alone.

1.55. “MSD” has the meaning set forth in the preamble.

1.56. “MSD Background Patents” has the meaning set forth in Section 10.4.2.

1.57. “MSD Compound” means pembrolizumab, a humanized anti-human PD-1 monoclonal antibody[***].

1.58. “MSD Inventions” has the meaning set forth in Section 10.3.

1.59. “NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug and Cosmetic Act, or similar application or submission for a marketing authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.60. “Non-Conformance” means, with respect to a given unit of Compound, (a) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound or (b) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.3. Classification of the Non-Conformance is detailed in the Clinical Quality Agreement.

1.61. “Non-Filing Party” has the meaning set forth in Section 10.1.1(c).

1.62. “Option Period” has the meaning set forth in Section 3.14.1.

1.63. “Other Combination Arm(s)” means any arm(s) of the Intensity Clinical Trial in which the Intensity Compound is dosed in combination with a Third Party Compound (an “Other Combination”).

1.64. “Other Party” has the meaning set forth in Section 14.2.3.

1.65. “Opting-out Party” has the meaning set forth in Section 10.1.1(c).

1.66. “Party” has the meaning set forth in the preamble.

1.67. “Patent” means a patent [***]that issues from a given Patent Application.

1.68. “Patent Application” means a patent application in respect of a given invention.

1.69. “PD-1 Antagonist” means any [***].

1.70. “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental entity.

1.71. “Pharmacovigilance Agreement” has the meaning set forth in Section 5.1.

1.72. “Project Manager” has the meaning set forth in Section 3.10.1.

1.73. “Protocol” means the written documentation that describes the Intensity Clinical Trial, as amended to include the Study, and sets forth specific activities to be performed as part of the conduct of the Intensity Clinical Trial.

1.74. “Receiving Party” has the meaning set forth in the definition of Confidential Information.

1.75. “Regulatory Approvals” means, with respect to a Compound, any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of such Compound in the United States, Europe or other applicable jurisdictions for use in the Study.

1.76. “Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.

1.77. “Regulatory Documentation” means, with respect to the Compounds, all submissions to Regulatory Authorities in connection with the development of such Compounds, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include Clinical Data).

1.78. “Related Agreements” means the Data Protection Agreement, the Pharmacovigilance Agreement and the Clinical Quality Agreement.

1.79. “Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound, only to the extent necessary for the conduct of the Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder.

1.80. “SAEs” has the meaning set forth in Section 5.2.

1.81. “Samples” means biological specimens collected from subjects participating in the Study, including urine, blood and tissue samples.

1.82. “Sample Testing” means the analyses to be performed by each Party using the applicable Samples, as described in the Sample Testing Schedule.

1.83. “Sample Testing Results” means those data and results arising from the Sample Testing performed by a Party.

1.84. “Sample Testing Schedule” means the schedule attached hereto as Schedule II.

1.85. “Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Clinical Quality Agreement.

1.86. “Study” means the arm of the Intensity Clinical Trial described in the Protocol to evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the Combination in patients in the Indications.

1.87. “Study Completion” means the date of the last visit for the last patient enrolled in the Study, excluding any survival follow-up.

1.88. “Subcontractors” has the meaning set forth in Section 2.4.

1.89. “Subsequent Study” has the meaning set forth in Section 3.14.1.

1.90. “Subsequent Study Agreement” has the meaning set forth in Section 3.14.1.

1.91. “Term” has the meaning set forth in Section 6.1.

1.92. “Third Party” means any Person or entity other than Intensity, MSD or their respective Affiliates.

1.93. “Third Party Compound” means a compound of a Third Party that is not a PD-1 Antagonist.

1.94. “Third Party Infringement” has the meaning set forth in Section 10.1.2(a).

1.95. “Toxicity & Safety Data” means all clinical adverse event information and/or patient-related safety data included in the Clinical Data, as more fully described in the Pharmacovigilance Agreement.

1.96. “Transparency Report” has the meaning set forth in Section 4.3.3.

1.97. “VAT” has the meaning set forth in Section 8.16.1.

1.98. “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party performing activities hereunder) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (c) listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) ((a), (b) and (c) collectively the “Exclusions Lists”).

2. Scope of the Agreement.

2.1. Generally. Each Party shall: (a) contribute to the Study such resources as are necessary to fulfill its obligations set forth in this Agreement; and (b) act in good faith in performing its obligations under this Agreement and each Related Agreement to which it is a Party.

2.2. Manufacturing Delay. Each Party shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound as contemplated by this Agreement.

2.3. Compound Commitments.

2.3.1. Intensity agrees to Manufacture and supply the Intensity Compound for purposes of the Study in accordance with Article 8, and Intensity hereby represents and warrants to MSD that, at the time of Delivery of the Intensity Compound, such Intensity Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Intensity Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.

2.3.2. MSD agrees to Manufacture and supply the MSD Compound for purposes of the Study in accordance with Article 8, and MSD hereby represents and warrants to Intensity that, at the time of Delivery of the MSD Compound, such MSD Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the MSD Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.

2.3.3. Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that, for clarity, Intensity shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.4).

2.4. Delegation of Obligations. Each Party shall have the right to delegate any portion of its obligations hereunder as follows: (a) to such Party’s Affiliates; (b) to Third Parties that are set forth on Schedule 2.4 or are set forth in the Protocol as performing Study activities or as conducting Sample Testing for such Party; (c) to the extent related to the Manufacture of such Party’s Compound; and (d) upon the other Party’s prior written consent. Any and all Third Parties to whom a Party delegates any of its obligations hereunder are referred to as “Subcontractors”. Notwithstanding any delegation of its obligations hereunder, each Party shall remain solely and fully liable for the performance of its Affiliates and Subcontractors to which such Party delegates the performance of its obligations under this Agreement. Each Party shall ensure that each of its Affiliates and Subcontractors performs such Party’s obligations pursuant to the terms of this Agreement, including the Appendices and Schedules attached hereto. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such Affiliates and Subcontractors that are required to be provided to the other Party under this Agreement.

2.5. Compounds. This Agreement does not create any obligation on the part of MSD to provide the MSD Compound for any activities other than the Study, nor does it create any obligation on the part of Intensity to provide the Intensity Compound for any activities other than the Study.

3. Conduct of the Study.

3.1. Sponsor. Intensity shall act as the sponsor of the Intensity Clinical Trial under its existing IND for the Intensity Compound with a Right of Reference to the IND of the MSD Compound for the Study, as necessary, as further described in Section 3.4; provided, however, that in no event shall Intensity file an additional IND for the Study unless required by Regulatory Authorities to do so. If a Regulatory Authority requests an additional IND for the Study the Parties shall meet and mutually agree on an approach to address such requirement.

3.2. Performance. Intensity shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP.

3.3. Debarred Personnel; Exclusions Lists. Notwithstanding anything to the contrary contained herein, neither Party shall employ or subcontract with any Person that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs for the performance of the Study or any other activities under this Agreement or the Related Agreements. Each Party hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the Study or other activities under this Agreement or the Related Agreements and that each Party has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed the other Party whether it or any of its officers or directors has been in Violation. Each Party shall notify the other Party in writing immediately if any such suspension, proposed debarment, debarment or Violation occurs or comes to its attention, and shall, with respect to any Person so suspended, proposed for debarment, debarred or in Violation, promptly remove such Person from performing in any capacity related to the Study or otherwise related to activities under this Agreement or the Related Agreements.

3.4. Regulatory Matters. Intensity shall: (a) obtain, prior to initiating the Study, all Regulatory Approvals from all Regulatory Authorities, ethics committees and/or institutional review boards with jurisdiction over the Study; and (b) follow all directions from any such Regulatory Authorities, ethics committees and/or institutional review boards . MSD [***]with a Regulatory Authority regarding matters related to the Study and the MSD Compound and [***]. If a Right of Reference from a Party is necessary, such Party shall provide to the other Party a cross-reference letter or similar communication to the applicable Regulatory Authority if needed to effectuate the Right of Reference. [***]. MSD shall authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate MSD Compound INDs and CTAs to provide data access to Intensity sufficient to support conduct of the Study. If MSD’s CTA is not available in a given country, [***].

3.5. Documentation. Intensity shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law. Intensity shall provide to MSD all Study information and documentation reasonably requested by MSD to enable MSD to (a) comply with any of its legal, regulatory and/or contractual obligations, or any request by any Regulatory Authority, related to the MSD Compound and (b) determine whether the Study has been performed in accordance with this Agreement.

3.6. Copies. Intensity shall provide to MSD copies of all Clinical Data, in electronic form or other mutually agreeable alternate form and on the timelines specified in the Data Sharing Schedule (if applicable) or upon mutually agreeable timelines; provided, however, that a complete copy of the Clinical Data shall be provided to MSD no later than [***] following Study Completion. Intensity shall ensure that (a) all patient authorizations and consents required under Data Protection Law in connection with the Intensity Clinical Trial permit such sharing of Clinical Data with MSD and (b) it complies with Applicable Law in transferring personal data in connection with sharing the Clinical Data. Prior to the initiation of clinical activities under the Study, and in any event within [***] after the Effective Date, Intensity and MSD shall enter into a Data Protection Agreement that ensures certain protections are in place for the processing personal data in the performance of the Study and sets forth Intensity’s responsibility for certain obligations, including, without limitation, addressing the rights of data subjects, ensuring a legal basis for processing personal data, conducting appropriate data protection impact assessments and prior consultations with relevant supervisory authorities, complying with all personal data breach notification obligations, and certain other compliance obligations under Data Protection Law (the “Data Protection Agreement”). In the event of any inconsistencies between the terms of this Agreement and the Data Protection Agreement, the terms of the Data Protection Agreement will control.

3.7. Sample Testing.

3.7.1. Intensity shall provide Samples to MSD as specified in the Protocol or the Sample Testing Schedule, or as agreed to by the Joint Development Committee. Each Party shall (a) use the Samples only for the Sample Testing and (b) conduct the Sample Testing solely in accordance with the Sample Testing Schedule and the Protocol.

3.7.2. [***]

3.7.3. [***].

3.7.4. Except to the extent otherwise agreed in a writing signed by authorized representatives of each Party, each Party may use and disclose the Sample Testing Results owned by the other Party and shared by such other Party in accordance with the Sample Testing Schedule solely for the purposes of [***].

3.8. Ownership and Use of Clinical Data.

3.8.1. [***]. Intensity shall maintain the Clinical Data in its internal database; provided, however, that at all times during the Term, Intensity shall grant MSD access to all Clinical Data. [***].

3.8.2. Notwithstanding Section 3.8.1, before publication of the Clinical Data in accordance with Article 12, neither Party may disclose the Clinical Data publicly or to a Third Party without the consent of the other Party and each Party’s use of such unpublished Clinical Data is restricted to: [***]; provided, however, that the foregoing shall not limit or restrict either Party’s ability to [***].

3.9. Regulatory Submission. It is understood and acknowledged by the Parties that positive Clinical Data could be used to obtain label changes for the Compounds, and each Party may propose a Subsequent Study in accordance with Section 3.14.

3.10. Joint Development Committee; Alliance Managers.

3.10.1. The Parties shall form a joint development committee (the “Joint Development Committee” or “JDC”) made up of an equal number of representatives of MSD and Intensity, which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. The JDC will review and finalize the Protocol (excluding any portion thereof regarding an Other Combination Arm) in accordance with Section 4.1. Each Party shall designate a project manager (the “Project Manager”) who shall be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties with respect to the Study and shall be a member of the JDC. Other JDC members will be agreed by both Parties.

3.10.2. The JDC shall meet as soon as practicable after the Effective Date and then no less than [***], and more often as reasonably considered necessary at the request of either Party, to provide an update on the progress of the Study. The JDC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment. Prior to any such meeting, Intensity’s Project Manager shall provide an update in writing to MSD’s Project Manager, which update shall contain information about the overall progress of the Study, recruitment status, interim analysis (if results available), final analysis and other information relevant to the conduct of the Study.

3.10.3. In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and shall serve as the primary point of contact for any issues arising under this Agreement. The Alliance Managers shall have the right to attend all JDC meetings and may bring to the attention of the JDC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises and the Alliance Managers cannot or do not, after good faith efforts, reach agreement on such issue, or if there is a decision to be made by the JDC on which the members of the JDC cannot unanimously agree, the issue shall be elevated to the [***] for MSD and the Chief Executive Officer for Intensity. In the event such escalation does not result in resolution or consensus[***].

3.11. Certain Memoranda and Reports. Without limiting any other provision of this Agreement requiring Intensity to provide to MSD documentation related to the Study, Intensity shall provide to MSD drafts and final versions of the top-line results memorandum and final study report for the Study as described below.

3.11.1. Top-Line Results Memo. Promptly following Study Completion, Intensity shall provide to MSD an electronic draft of the top-line results memorandum for the Study, and MSD shall have [***] after receipt of such draft to provide comments thereon. Intensity shall consider in good faith any comments provided by MSD on such draft top-line results memorandum and shall not include any statements therein relating to the MSD Compound that have not been approved by MSD. Intensity shall deliver to MSD a final version of the top-line results memorandum promptly following finalization thereof.

3.11.2. Final Study Report. Intensity shall provide MSD with an electronic draft of the final report promptly following Study Completion, and MSD shall have [***] after receipt of such draft to provide comments thereon. Intensity shall consider in good faith any comments provided by MSD on the draft final study report and shall not include any statements therein relating to the MSD Compound that have not been approved by MSD. Intensity shall deliver to MSD a final version of the final report promptly following finalization thereof (the “Final Study Report”).

3.12. Relationship. Except as expressly set forth in this Agreement, nothing in this Agreement shall: (a) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound or product, in any therapeutic area; or (b) create an exclusive relationship between the Parties with respect to any Compound. Each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including [***]are not used or disclosed in connection therewith in violation of this Agreement.

3.13. Licensing. Nothing in this Agreement shall prohibit or restrict a Party from licensing, assigning or otherwise transferring to an Affiliate or Third Party such Party’s Compound [***]owned solely by such Party. A Party may license, assign or transfer to an Affiliate or Third Party such Party’s interest in the [***]owned jointly by the Parties and/or [***] and in connection therewith share the [***] owned by the other Party, solely to the extent such licensee, assignee or transferee agrees in writing to be bound by the terms of this Agreement with respect to such [***]. For purposes of clarity, any assignment or transfer of this Agreement must comply with Article 18 of this Agreement.

3.14. Subsequent Study.

3.14.1 During the Term and for a period of * thereafter (the “Option Period”), either Party shall have the option to propose amending this Agreement and the Related Agreements or negotiating a new agreements , as appropriate (such amendment or new agreement, a “Subsequent Study Agreement”), for the purpose of conducting a registration study for the Combination in the same Indication(s) as the Study (each a “Subsequent Study”) by sending a written proposal to the other Party during the Option Period. During the Option Period, Intensity must offer MSD the option of participating in a Subsequent Study prior to entering into an agreement with a Third Party to conduct a registration study of the Intensity Compound in concomitant and/or sequential administration with a PD-1 Antagonist in the same Indication(s) as the Study. [***]

3.14.2 [***]

4. Protocol and Informed Consent; Certain Covenants.

4.1. Protocol. The Protocol for the Intensity Clinical Trial has been agreed to by the Parties as of the Effective Date and is attached hereto as Appendix A. Through the JDC, Intensity shall (a) provide a draft of the statistical analysis plan and any subsequent proposed revisions of the Protocol or statistical analysis plan to MSD for MSD’s review and comment (excluding any portions thereof specific to Other Combination Arms), (b) consider in good faith any changes to the draft of the Protocol or statistical analysis plan requested by MSD and (c) incorporate any changes requested by MSD with respect to MSD Compound. Intensity shall submit any revised Protocol and statistical analysis plan to the JDC. To the extent the JDC cannot agree unanimously regarding the contents of the Protocol for final approval: (i) [***] shall have final decision-making authority with respect to matters in the Protocol related to[***]; (ii) [***] shall have final decision-making authority with respect to matters in the Protocol related to [***]; and (iii) all other matters in respect of the Protocol on which the JDC cannot agree shall be resolved in accordance with Section 3.10.3. Once the final Protocol has been approved in accordance with this Section 4.1, any changes to such approved final Protocol relating to the Study or [***] shall require MSD’s prior written consent, provided that [***].

4.1.1. Notwithstanding anything to the contrary contained herein, MSD, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the MSD Compound and shall have the final decision on all matters relating to the MSD Compound (including quantities of MSD Compound to be supplied pursuant to Article 8) and any information regarding the MSD Compound included in the Protocol.

4.1.2. Notwithstanding anything to the contrary contained herein, Intensity, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Intensity Compound and shall have the final decision on all matters relating to the Intensity Compound (including quantities of Intensity Compound to be supplied pursuant to Article 8) and any information regarding the Intensity Compound included in the Protocol.

4.2. Informed Consent. Intensity shall prepare the patient informed consent form for the Study (which shall include provisions regarding the use of Samples in Sample Testing) in consultation with MSD (it being understood and agreed that the portion of the informed consent form relating to the Sample Testing of the MSD Compound shall be provided to Intensity by MSD). Any proposed changes to such form that relate to the MSD Compound, including Sample Testing of the MSD Compound, shall be subject to MSD’s prior written consent. Any such proposed changes will be sent in writing to MSD’s Project Manager and MSD’s Alliance Manager. MSD will provide such consent, or a written explanation for why such consent is being withheld, within [***] after MSD receives a copy of Intensity’s requested changes.

4.3. Transparency Reporting.

4.3.1. With respect to any annual reporting period in which Intensity is not an entity that is required to make a Transparency Report under Applicable Law, Intensity will: (a) notify MSD, in writing, within [***] after the commencement of such reporting period that Intensity is not so required; and (b) during such reporting period Intensity will track and provide to MSD data regarding “indirect” payments or other transfers of value by Intensity to such health care professionals to the extent such payments or other transfers of value were required, instructed, directed or otherwise caused by MSD pursuant to this Agreement in the format requested by MSD and provided on a basis to be agreed upon by both Parties. Intensity represents and warrants that any data provided by Intensity to MSD pursuant to Section 4.3.1(b) above will be complete and accurate to the best of Intensity’s knowledge.

4.3.2. With respect to any annual reporting period in which Intensity is required to make a Transparency Report under Applicable Law, Intensity will provide to MSD, in writing, Intensity’s point of contact for purposes of receiving information from MSD pursuant to this Section 4.3, along with such contact’s full name, email address, and telephone number. Intensity may update such contact from time to time by notifying MSD in writing pursuant to Article 22 (Notices). Where applicable, MSD will provide to such Intensity contact all information regarding the value of the MSD Compound provided for use in the Study required for such reporting. In the event that the value of the MSD Compound provided pursuant to this Section 4.3.2 changes, MSD shall notify Intensity of such revised value and the effective date thereof.

4.3.3. For purposes of this Section 4.3, “Transparency Report” means a transparency report in connection with reporting payments and other transfers of value made to health care professionals, including, without limitation, investigators, steering committee members, data monitoring committee members, and consultants in connection with the Intensity Clinical Trial in accordance with reporting requirements under Applicable Law, including, without limitation, the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code, or a Party’s applicable policies.

4.4. Financial Disclosure. To the extent required by Applicable Law, Intensity will be responsible for preparing and submitting the Financial Disclosure Module 1.3.4 components to the FDA for any Regulatory Documentation in connection with the Intensity Clinical Trial. [***]

5.  Adverse Event Reporting.

5.1. Pharmacovigilance Agreement. Intensity will be solely responsible for compliance with all Applicable Laws pertaining to safety reporting for the Intensity Clinical Trial and related activities. The Parties (or their respective Affiliates) will execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study, but in any event within [***] after the Effective Date, to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall prevail and govern, except to the extent such conflicting terms relating directly to the pharmacovigilance responsibilities of the parties (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement shall prevail and govern. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the MSD Compound and Intensity Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities. For the avoidance of doubt, the obligations to provide safety data under the Pharmacovigilance Agreement will be independent of any obligations to provide safety data pursuant to any other provisions contained in this Agreement.

5.2. Transmission of SAEs. Intensity will transmit to MSD all serious adverse events (“SAEs”) as follows:

5.2.1. For drug-related fatal and life-threatening SAEs, Intensity will send a processed case (on a CIOMS-1 form in English) within [***] after receipt by Intensity of such SAEs.

5.2.2. For all other SAEs, including non-drug-related fatal and life-threatening SAEs, Intensity will send a processed case (on a CIOMS-1 form in English) within [***] after receipt by Intensity of such SAEs.

5.3. Provision of Clinical Safety Data. On an ongoing basis, Intensity shall invite MSD to attend its safety review meetings and provide to MSD an updated copy of all Clinical Safety Data. Following review of such Clinical Safety Data and discussion at the JDC, if MSD determines that the Intensity Clinical Trial or the Study affects patient safety, MSD may decide to discontinue the Study by notifying Intensity in writing and may terminate this Agreement in accordance with Section 6.4 of this Agreement. For the avoidance of doubt, the obligations to provide Clinical Safety Data under this Section 5.3 will be independent of any obligations to provide safety data pursuant to any other provisions contained in this Agreement.

6.  Term and Termination.

6.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until delivery of the Final Study Report, unless terminated earlier by either Party pursuant to this Article 6 (the “Term”).

6.2. MSD Termination for Safety. In the event that MSD in good faith believes that the MSD Compound is being used in the Study in an unsafe manner and notifies Intensity in writing of the grounds for such belief, and Intensity fails to promptly incorporate changes into the Protocol requested by MSD to address such issue or to otherwise address such issue reasonably and in good faith, MSD may terminate this Agreement and the supply of the MSD Compound immediately upon written notice to Intensity.

6.3. Termination for Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for [***] after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within [***], the breaching Party shall be given a reasonable period of time to cure such breach; provided further, that if such material breach is incapable of cure, then the notifying Party may terminate this Agreement effective after the expiration of such [***] period.

6.4. Termination for Patient Safety. If either Party determines in good faith, [***], that the Study or the Intensity Clinical Trial may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study or the Intensity Clinical Trial to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such modifications; provided, however, that if the notifying Party, in its sole discretion, believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this Agreement immediately upon written notice to such other Party. Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective upon written notice to such other Party.

6.5. Termination for Regulatory Action; Other Reasons. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying its Compound for purposes of the Study. Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it determines in its sole discretion to withdraw any applicable Regulatory Approval for its Compound or to discontinue development of its Compound, for medical, scientific or legal reasons.

6.6. Termination related to Anti-Corruption Obligations. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its obligations under Section 13.4 or breaches any representation or warranty contained in Section 13.4. Except as set forth in [***], the non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.6.

6.7. Return of MSD Compound. In the event that this Agreement is terminated, or in the event Intensity remains in possession (including through any Affiliate or Subcontractor) of MSD Compound at the time this Agreement expires, Intensity shall, at MSD’s sole discretion, promptly either return or destroy all unused MSD Compound pursuant to MSD’s instructions. If MSD requests that Intensity destroy the unused MSD Compound, Intensity shall provide written certification of such destruction.

6.8. Survival. The provisions of Sections 3.4 through 3.9 (inclusive), 3.14, 6.7 through 6.11 (inclusive), 8.5.2, 8.11, 8.14 through 8.16 (inclusive), 12.2, 13.4.6, 14.2, and 14.3, and Articles 1, 5, 9 through 12 (inclusive), 17, and 20 through 25 (inclusive) shall survive the expiration or termination of this Agreement. *

6.9. No Prejudice. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

6.10. Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the Disclosing Party or destroy any Confidential Information of the Disclosing Party (other than Clinical Data, Sample Testing Results and Inventions) furnished to the Receiving Party by the Disclosing Party; provided, however that the Receiving Party may retain one copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party’s rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (a) maintained only on centralized storage servers (and not on personal computers or devices), (b) not accessible by any of its personnel (other than its information technology specialists), and (c) are not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

6.11. Manufacturing Costs. In the event of termination by MSD pursuant to Section 6.2, 6.3 or 6.6 above, MSD shall be entitled to [***].

7.  Costs of Study.

The Parties agree that: [***]in connection with the Study or the Intensity Clinical Trial.

8.  Supply and Use of the Compounds.

8.1. Supply of the Compounds. Subject to the terms and conditions of this Agreement, each of Intensity and MSD will use commercially reasonable efforts to supply, or cause to be supplied, the quantities of its respective Compound as are set forth in Appendix B, on the timelines set forth in Appendix B, in each case for use in the Study. If the Protocol is changed in accordance with Article 4 in such a manner that may affect the quantities of Compound to be provided or the timing for providing such quantities, the Parties shall amend Appendix B to reflect any changes required to be consistent with the Protocol. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that a Party is: (a) not supplying its Compound in accordance with the terms of this Agreement, then the other Party shall have no obligation to supply its Compound; or (b) allocating under Section 8.9, then the other Party may allocate proportionally.

8.2. Clinical Quality Agreement. Within [***] after the Effective Date, but in any event before any supply of MSD Compound hereunder, the Parties (or their respective Affiliates) shall enter into a quality agreement that shall address and govern issues related to the quality of clinical drug supply to be supplied by the Parties for use in the Study (the “Clinical Quality Agreement”). In the event of any inconsistency between the terms of this Agreement and the Clinical Quality Agreement, the terms of this Agreement shall control. The Clinical Quality Agreement shall, among other things: (a) detail classification of any Compound found to have a Non-Conformance; (b) include criteria for Manufacturer’s Release and related certificates and documentation; (c) include criteria and timeframes for acceptance of MSD Compound; (d) include procedures for the resolution of disputes regarding any Compounds found to have a Non-Conformance; and (e) include provisions governing the recall of Compounds.

8.3. Minimum Shelf Life Requirements. Each Party shall use commercially reasonable efforts to supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.

8.4. Provision of Compounds.

8.4.1. MSD will deliver the MSD Compound [***] to Intensity’s, or its designee’s, location as specified by Intensity (“Delivery” with respect to such MSD Compound). Title and risk of loss for the MSD Compound shall transfer from [***]. All costs associated with the subsequent transportation, warehousing and distribution of MSD Compound shall be borne by Intensity. Intensity will, or will cause its designee to: (a) take delivery of the MSD Compound supplied hereunder; (b) perform the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement; (c) subsequently label and pack the MSD Compound (in accordance with Section 8.5); and promptly ship the MSD Compound to the Study sites for use in the Study, in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement; and (d) provide, from time to time at the reasonable request of MSD, the following information: any applicable chain of custody forms, in-transport temperature recorder(s), records and receipt verification documentation, such other transport or storage documentation as may be reasonably requested by MSD, and usage and inventory reconciliation documentation related to the MSD Compound.

8.4.2. Intensity is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Intensity Compound for the Intensity Clinical Trial, and the subsequent handling, storage, transportation, warehousing and distribution of the Intensity Compound supplied hereunder. Intensity shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement. For purposes of this Agreement, the “Delivery” of a given quantity of the Intensity Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.

8.5. Labeling and Packaging; Use, Handling and Storage.

8.5.1. The Parties’ obligations with respect to the labeling and packaging of the Compounds are as set forth in the Clinical Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, MSD shall provide the MSD Compound to Intensity in the form of unlabeled vials, and Intensity shall be responsible for labeling, packaging and leafleting such MSD Compound in accordance with the terms and conditions of the Clinical Quality Agreement and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections.

8.5.2. Intensity shall: (a) use the MSD Compound supplied by MSD hereunder solely for purposes of performing the Study; (b) not use such MSD Compound in any manner that is inconsistent with this Agreement or for any commercial purpose; and (c) label, use, store, transport, handle and dispose of such MSD Compound in compliance with Applicable Law and the Clinical Quality Agreement, as well as all instructions of MSD. Intensity shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the MSD Compound supplied by MSD hereunder, and in particular shall not analyze such MSD Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Clinical Quality Agreement.

8.6. Product Specifications. A certificate of analysis shall accompany each shipment of the MSD Compound to Intensity. Upon request, Intensity shall provide MSD with a certificate of analysis covering each shipment of Intensity Compound used in the Study.

8.7. Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site, provided that such changes shall be in accordance with the Clinical Quality Agreement.

8.8. Product Testing; Noncompliance.

8.8.1. After Manufacturer’s Release. After Manufacturer’s Release of the MSD Compound and concurrently with Delivery of the MSD Compound to Intensity, MSD shall provide Intensity with such certificates and documentation as are described in the Clinical Quality Agreement (“Disposition Package”). Intensity shall, within the time defined in the Clinical Quality Agreement, perform, with respect to the MSD Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement. Intensity shall be solely responsible for taking all steps necessary to determine that MSD Compound or Intensity Compound, as applicable, is suitable for release before making such MSD Compound or Intensity Compound, as applicable, available for human use, and MSD shall provide cooperation or assistance as reasonably requested by Intensity in connection with such determination with respect to the MSD Compound. Intensity shall be responsible for storage and maintenance of the MSD Compound until it is tested and/or released, which storage and maintenance shall be in compliance with (a) the Specifications for the MSD Compound, the Clinical Quality Agreement and Applicable Law and (b) any specific storage and maintenance requirements as may be provided by MSD from time to time. Intensity shall be responsible for any failure of the MSD Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Intensity hereunder.

8.8.2. Non-Conformance.

(a)   In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.8.1), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8.3.

(b) In the event that any proposed or actual shipment of the MSD Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Intensity, then unless otherwise agreed to by the Parties, MSD shall replace such MSD Compound as is found to have a Non-Conformance (with respect to MSD Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, [***] with respect to any MSD Compound that is found to have a Non-Conformance at the time of Delivery shall be [***] provided that, for clarity, [***] In the event MSD Compound is lost or damaged by Intensity after Delivery, MSD shall [***] provided that [***] and provided further [***].

(c)   Intensity shall be responsible for, and MSD shall have no obligation or liability with respect to, any Intensity Compound supplied hereunder that is found to have a Non-Conformance. Intensity shall replace any Intensity Compound as is found to have a Non-Conformance (with respect to Intensity Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, [***]with respect to any Intensity Compound that is found to have a Non-Conformance at the time of Delivery shall be[***]; provided that, for clarity[***] .

8.8.3. Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Intensity shall be resolved in accordance with the provisions of the Clinical Quality Agreement.

8.9. Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Clinical Quality Agreement.

8.10. Shortage; Allocation. In the event that a Party’s Compound is in short supply such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) [***].

8.11. Records; Audit Rights. Intensity shall keep complete and accurate records pertaining to its use and disposition of MSD Compound (including its storage, shipping (cold chain) and chain of custody activities) and, upon request of MSD, shall make such records open to review by MSD for the purpose of conducting investigations for the determination of MSD Compound safety and/or efficacy and Intensity’s compliance with this Agreement with respect to the MSD Compound.

8.12. Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Clinical Quality Agreement in addition to the relevant quality provisions of this Agreement.

8.13. Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.

8.14. Audits and Inspections. The Parties’ audit and inspection rights related to this Agreement shall be governed by the terms of the Clinical Quality Agreement.

8.15. Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.

8.16. VAT.

8.16.1.  It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate.  Subject to Section 8.16.1, where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable.  Each Party agrees that it shall provide to the other Party any information and copies of any documents within its Control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

8.16.2.  Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for no consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). Each Party agrees to (i) use its reasonable efforts to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable and (ii) provide to the other Party any information or copies of documents in its Control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

9. Confidentiality.

9.1. Confidential Information. Subject to Section 13.4.8, Intensity and MSD agree to hold in confidence any Confidential Information provided by or on behalf of the other Party, and neither Party shall use Confidential Information of the other Party except to fulfill such Party’s obligations under this Agreement or exercising its rights. Without limiting the foregoing, the Receiving Party may not, without the prior written permission of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the Receiving Party shall provide reasonable advance notice to the Disclosing Party before making such disclosure. For the avoidance of doubt, Intensity may, without MSD’s consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Intensity on the Study, in each case to the extent necessary for the performance of the Study and provided that such Persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein.

9.2. Inventions. Notwithstanding the foregoing: (i) Inventions that constitute Confidential Information and are jointly owned by the Parties, shall constitute the Confidential Information of both Parties and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10, 11 and 12; and (ii) Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10, 11 and 12.

9.3. Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such data.

9.4. Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of that other Party, except as may be required by Applicable Law.

10. Intellectual Property.

10.1. Joint Ownership, Prosecution and Enforcement.

10.1.1. Joint Ownership and Prosecution.

(a) All rights to all Inventions relating to, or covering, the Combination that are [***] or [***] (each a “Jointly Owned Invention”) shall be owned jointly by Intensity and MSD. MSD hereby assigns to Intensity an undivided one-half interest in, to and under the Jointly Owned Inventions that are invented or created solely by MSD or by Persons having an obligation to assign such rights to MSD. Intensity hereby assigns to MSD an undivided one-half interest in, to and under any Jointly Owned Inventions that are invented or created solely by Intensity or by Persons having an obligation to assign such rights to Intensity. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to exploit such Jointly Owned Invention in such countries: (a) MSD hereby grants to Intensity a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under MSD’s right, title and interest in and to all Jointly Owned Inventions to exploit such Jointly Owned Inventions in accordance with the terms of this Agreement, including Section 10.1.1(b); and (b) Intensity hereby grants to MSD a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Intensity’s right, title and interest in and to all Jointly Owned Inventions to exploit such Jointly Owned Inventions in accordance with the terms of this Agreement, including Section 10.1.1(b). For clarity, the terms of this Agreement do not provide Intensity or MSD with any rights, title or interest or any license to the other Party’s intellectual property except as necessary to conduct the Study and as expressly provided under this Agreement, including as set forth in Section 10.4.

(b) Each Party shall have the right to [***].

(c) Promptly following the Effective Date, but in any event as soon as practicable after the discovery of a Jointly Owned Invention, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions that may arise. In particular, the Parties shall discuss which Party will file a Patent Application in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) or whether the Parties wish to appoint counsel that is mutually acceptable to the Parties to file any such Joint Patent Applications. Unless otherwise agreed in writing, the Parties shall appoint mutually acceptable outside counsel to prosecute any Joint Patent Applications. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of each Joint Patent Application [***]. In the event that one Party (the “Filing Party”) wishes to file a Joint Patent Application in respect of a Jointly Owned Invention and the other Party (the “Non-Filing Party”) does not want to file such Joint Patent Application or does not want to file in a particular country, the Non-Filing Party shall execute [***]an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) and any additional documents as may be reasonably necessary to allow the Filing Party to file and prosecute such Joint Patent Application. If a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance [***]of a Joint Patent Application or Joint Patent (in one or more countries), the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute [***]an assignment of such Joint Patent Application or Joint Patent to the Continuing Party (in such country or all countries, as applicable) and any additional documents as may be necessary to allow the Continuing Party to prosecute and maintain such Joint Patent Application or Joint Patent. Any Jointly Owned Invention, Joint Patent Application or Joint Patent so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), [***], and the Non-Filing Party or Opting-out Party (as applicable) shall have no right to practice under such Joint Patent Application or Joint Patent in the applicable country or countries.

(d) Except as expressly provided in Section 10.1.1(c) and in furtherance and not in limitation of Section 9.1, each Party agrees to make no Patent Application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.1.2. Patent Enforcement

(a) Each Party shall promptly notify the other in writing of any actual or threatened infringement or misappropriation by a Third Party of any Joint Patent or Jointly Owned Invention of which such Party becomes aware (“Third Party Infringement”).

(b) [***] shall have the first right to initiate legal action to enforce all Joint Patents and Jointly Owned Inventions against Third Party Infringement, [***]or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that [***] fails to initiate or defend such action by the earlier of (i) [***] after first being notified or made aware of such Third Party Infringement and (ii) [***]before the expiration for initiating or defending such action, [***] shall have the right to initiate or defend such action at its sole expense.

(c) [***] shall have the first right to initiate legal action to enforce all Joint Patents and Jointly Owned Inventions against Third Party Infringement, [***]or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that [***] fails to initiate or defend such action by the earlier of (i) [***]after first being notified or made aware of such Third Party Infringement and (ii) [***]before the expiration for initiating or defending such action, [***]shall have the right to do so at its sole expense.

(d) The Parties shall cooperate in good faith to jointly control legal action to enforce all [***]against any Third Party Infringement where such Third Party Infringement results from the [***]or to defend any declaratory judgment action relating thereto, and [***]. Notwithstanding the foregoing, either Party shall have the right to opt-out of controlling such legal action by providing written notice to the other Party by the earliest of (1) [***] after first being noticed of such Third Party Infringement, (2) [***] before the expiration date for filing such action, (3) [***]before the expiration date for filing an answer to a complaint in a declaratory judgment action, and (4) [***] after receipt of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 U.S.C. 262(k)), or to a similar agency under any similar provisions in another country, seeking approval of a biosimilar or interchangeable biological product of the MSD Compound, whichever comes first.

(e) If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to [***], the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 10.1.2 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (a) [***]; and [***] (b) [***] and [***]. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.2 may not be entered into without the consent of the Party not bringing the suit.

10.2. Inventions Owned by Intensity. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating [***] are the exclusive property of Intensity (“Intensity Inventions”). Intensity shall (a) be entitled to file and prosecute in its own name Patent Applications in respect of Intensity Inventions and (b) own Patents that issue from any such Patent Applications in respect of Intensity Inventions. For the avoidance of doubt, any Invention [***]is an Intensity Invention. MSD hereby assigns its right, title and interest to any and all Intensity Inventions to Intensity.

10.3. Inventions Owned by MSD. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating [***] are the exclusive property of MSD (“MSD Inventions”). MSD shall (a) be entitled to file and prosecute in its own name Patent Applications in respect of MSD Inventions and (b) own Patents that issue from any such Patent Applications in respect of MSD Inventions. For the avoidance of doubt, any Invention [***]is a MSD Invention. Intensity hereby assigns its right, title and interest to any and all MSD Inventions to MSD.

10.4. Mutual Freedom to Operate for Combination Inventions.

10.4.1. Intensity License to MSD. Intensity hereby grants to MSD a non-exclusive, worldwide, royalty-free, fully paid-up, transferable and sublicensable license to any patent Controlled by Intensity that [***] (the “Intensity Background Patents”) solely for the purposes of: [***].

10.4.2. MSD License to Intensity. MSD hereby grants to Intensity a non-exclusive, worldwide, royalty-free, fully paid-up, transferable and sublicensable license to any patent Controlled by MSD that [***] (the “MSD Background Patents”) solely for the purposes of: [***].

10.4.3. No Other Rights. For clarity, the terms of this Section 10.4 do not (a) provide MSD with any rights, title or interest or any license to the Intensity Background Patents except [***] or (b) provide Intensity with any rights, title or interest or any license to the MSD Background Patents except [***].

10.4.4. Termination. [***]

10.5. Ownership of Other Inventions. Ownership of all Inventions other than Jointly Owned Inventions, MSD Inventions and Intensity Inventions shall be based on inventorship as determined under United States patent law.

11. Reprints; Rights of Cross-Reference.

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study that disclose the name of a Party, provided, however, that such use does not constitute an endorsement of any commercial product or service by the other Party.

12. Publications; Press Releases.

12.1. Clinical Trial Registry. Intensity shall register the Intensity Clinical Trial with the Clinical Trials Registry located at www.clinicaltrials.gov and is committed to timely publication of the results following completion of the Study, after taking appropriate action to secure intellectual property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol.

12.2. Publication. Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of such results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published, presented, or otherwise disseminated according to the following procedure:

12.2.1.  At least [***] prior to submission for [***], the publishing Party shall provide to the other Party the full details of the proposed publication, presentation, or dissemination in an electronic version (cd-rom or email attachment). Upon written request from the non-publishing Party, the publishing Party agrees not to submit data for publication/presentation/dissemination for an additional [***] in order to allow for actions to be taken to preserve rights for patent protection.

12.2.2.  The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in Section 12.2.1 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

12.2.3.  The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.

12.3. Press Releases. Promptly following the Effective Date, Intensity may issue the press release attached hereto as Appendix C. Unless otherwise required by Applicable Law, neither Party shall make any other public announcement concerning this Agreement without the prior written consent of the other Party. To the extent a Party desires to make such public announcement, such Party shall provide the other Party with a draft thereof at least [***] prior to the date on which such Party would like to make the public announcement.

13. Representations and Warranties; Disclaimers.

13.1. Due Authorization. Each of Intensity and MSD represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

13.2. Compounds.

13.2.1. Intensity Compound. Intensity hereby represents and warrants to MSD that: [***] Intensity has the full right, power and authority to grant all of the licenses granted to MSD under this Agreement; [***] Intensity Controls the Intensity Compound.

13.2.2. MSD Compound. MSD hereby represents and warrants to Intensity that: [***] MSD has the full right, power and authority to grant all of the licenses granted to Intensity under this Agreement; [***] MSD Controls the MSD Compound.

13.3. Results. Intensity does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Neither Party shall be liable for any use that the other Party may make of the Clinical Data or shared Sample Testing Results, nor for advice or information given in connection therewith.

13.4. Anti-Corruption.

13.4.1. In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies and/or Codes of Conduct of Intensity and MSD and their respective Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner that is consistent with all Applicable Law, including the Stark Act, Anti-Kickback Statute, Sunshine Act, and the U.S. Foreign Corrupt Practices Act and agrees to abide by the spirit of the other Party’s guidelines, which may be provided by such other Party from time to time.

13.4.2. Specifically, each Party represents and warrants that it and Third Parties acting on its behalf have not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

13.4.3. Neither Party shall contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

13.4.4. Each Party represents and warrants that it (a) is not excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs; (b) has not employed or subcontracted with any Person for the performance of the Study who is excluded, debarred, suspended, proposed for suspension or debarment, or is in Violation or otherwise ineligible for government programs; and (c) has conducted anti-corruption and bribery (e.g., FCPA) due diligence review of all Third Parties it may hire to act on its behalf in connection with its performance under this Agreement.

13.4.5. Each Party represents and warrants that, except as disclosed to the other in writing prior to the Effective Date, such Party: (a) does not have any interest that directly or indirectly conflicts with its proper and ethical performance of this Agreement; (b) shall maintain arm’s length relations with all Third Parties with which it deals for or on behalf of the other in performance of this Agreement; and (c) has provided complete and accurate information and documentation to the other Party, the other Party’s Affiliates and its and their personnel in the course of any due diligence conducted by the other Party for this Agreement, including disclosure of any officers, employees, owners or Persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures to the other Party as are necessary to ensure the information provided remains complete and accurate throughout the Term. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official. Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification shall be complete and accurate.

13.4.6. Each Party shall have the right during the Term, [***] to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Section 13.4. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit.

13.4.7. Each Party shall use commercially reasonable efforts to ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party shall maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.

13.4.8. Each Party agrees that in the event that the other Party believes in good faith that there has been a possible violation of any provision of Section 13.4, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and agencies, and to anyone else such Party determines in good faith has a legitimate need to know.

13.4.9. Each Party shall comply with its own ethical business practices policy and any corporate integrity agreement (if applicable) to which it is subject, and shall conduct its Study-related activities in accordance with Applicable Law. Each Party shall ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.4. In addition, each Party shall ensure that all such employees participate in and complete mandatory compliance training to be conducted by each Party, including specific training on anti-bribery and corruption, prior to his/her performance of any obligations or activities under this Agreement. Each Party shall certify its continuing compliance with the requirements under this Section 13.4 on a periodic basis during the Term in such form as may be reasonably specified by the other Party.

13.4.10. Each Party shall have the right to terminate this Agreement immediately upon violation of this Section 13.4 in accordance with Section 6.6.

13.5. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MSD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MSD COMPOUND, AND INTENSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE INTENSITY COMPOUND.

14. Insurance; Indemnification; Limitation of Liability.

14.1. Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance.

14.2. Indemnification.

14.2.1. Indemnification by Intensity. Intensity agrees to defend, indemnify and hold harmless MSD, its Affiliates, and its and their employees, directors, Subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of [***] (a “Liability”), except to the extent that such Liability [***].

14.2.2. Indemnification by MSD. MSD agrees to defend, indemnify and hold harmless Intensity, its Affiliates, and its and their employees, directors, Subcontractors and agents from and against any Liability to the extent such Liability was directly caused by [***].

14.2.3. Procedure. The obligations of MSD and Intensity under this Section 14.2 are conditioned upon the delivery of written notice to MSD or Intensity, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability. The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the indemnified Party) if it has assumed responsibility for the suit or claim in writing; provided that the indemnified Party may assume the responsibility for such defense to the extent the indemnifying Party does not do so in a timely manner. The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party, but solely to the extent the Defending Party is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.

14.2.4. Study Subjects. Intensity shall not offer compensation on behalf of MSD to any Study subject or bind MSD to any indemnification obligations in favor of any Study subject. MSD shall not offer compensation on behalf of Intensity to any Study subject or bind Intensity to any indemnification obligations in favor of any Study subject.

14.3. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES OR ANY PUNITIVE DAMAGES OR ANY LOST PROFIT, LOST SALE OR LOST OPPORTUNITY DAMAGES (WHETHER SUCH CLAIMED DAMAGES ARE DIRECT OR INDIRECT), WHETHER ARISING DIRECTLY OR INDIRECTLY OUT OF (A) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO [***].

15. Use of Name.

Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement without the other Party’s prior written consent.

16. Force Majeure.

If, in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, acts of terror, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non-performing Party shall notify the other Party of such Force Majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17. Entire Agreement; Amendment; Waiver.

This Agreement, together with the Appendices and Schedules hereto and the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. In the event of a conflict between a Related Agreement and this Agreement, the terms of this Agreement shall control. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

18. Assignment and Affiliates.

Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign all or any part of this Agreement to one or more of its Affiliates without the other Party’s consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement.

19. Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20. No Additional Obligations.

Intensity and MSD have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study. Nothing in this Agreement obligates the Parties to enter into any other agreement (other than the Related Agreements) at this time or in the future, including any Subsequent Study Agreement.

21. Governing Law; Dispute Resolution.

21.1. The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof, shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

21.2. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22. Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:

If to Intensity, to:

Intensity Therapeutics, Inc.

61 Wilton Road

3rd Floor

Westport, CT 06880
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

*

If to MSD, to:

MSD International GmbH
Weystrasse 20
6000 Luzern 6
Switzerland
Attention: Director
[***]

With copies (which shall not constitute notice) to:

[***]

[***]

[***]

23. Relationship of the Parties.

The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, that are binding on the other Party, except with the prior written consent of the other Party to do so. All Persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24. Counterparts and Due Execution.

This Agreement and any amendment may be executed in any number of counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

25. Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of [***], unless otherwise specified, such number refers to [***]. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. The terms “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Article,” “Section”, “Appendix” or “Schedule” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. A reference to any statute, law, rule, regulation or directive will be construed as a reference to such statute, law, rule, regulation or directive as amended, extended, repealed and replaced or re-enacted from time to time. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Intensity Therapeutics, Inc.

By:	/s/ Lewis Bender
Name	Lewis Bender
Title	President and CEO

MSD International GmbH

By: *
Director
Title

Appendix A

PROTOCOL

*

Appendix B

SUPPLY OF COMPOUND

*

Appendix C

FORM OF INTENSITY PRESS RELEASE

Schedule I

DATA SHARING SCHEDULE

*

Schedule II

SAMPLE TESTING SCHEDULE

*